Exhibit 99.1

June 16, 2020

Seagate Announces the Early Tender Results for Certain Outstanding Debt Securities

Fremont CA – June 16, 2020 - Seagate HDD Cayman (the “Company”), a subsidiary of Seagate Technology plc (NASDAQ: STX), today announced the early tender results for its previously announced cash tender offers (each, a “Tender Offer” and, collectively, the “Tender Offers”) for (i) up to an aggregate principal amount of $275,000,000 (the “2022 Note Cap”) of its 4.250% Senior Notes due 2022 (the “2022 Notes”) and (ii) up to an aggregate principal amount of $225,000,000 (the “2023 Note Cap” and, together with the 2022 Note Cap, the “Tender Caps”) of its 4.750% Senior Notes due 2023 (the “2023 Notes” and together with the 2022 Notes, the “Notes”, and each a “series” of Notes) up to a maximum aggregate principal amount of $500,000,000 (the “Maximum Tender Amount”), from each registered holder of the Notes (individually, a “Holder” and collectively, the “Holders”).

The terms and conditions of the Tender Offers are described in the Offer to Purchase dated June 3, 2020 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”).

As of the previously announced early tender date and time of 5:00 p.m., New York City time, on June 16, 2020 (the “Early Tender Deadline”), the aggregate principal amount of each series of Notes set forth in the table below has been validly tendered and not validly withdrawn in the Tender Offers:

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap (Principal Amount)	Aggregate Principal Amount Tendered	Notes Accepted
4.250% Senior Notes due 2022	81180WAV3	$477,435,000	$275,000,000	$247,759,000	$247,759,000
4.750% Senior Notes due 2023	81180WAH4	$723,788,000	$225,000,000	$174,276,000	$174,276,000

Because the outstanding aggregate principal amounts of the 2022 Notes and the 2023 Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline do not exceed the applicable Tender Cap, neither series of such Notes that have been tendered prior to the Early Tender Deadline will be subject to proration. Any of the 2022 Notes or the 2023 Notes validly tendered after the Early Tender Deadline and on or prior to the Expiration Date (as defined below) may be subject to proration, if the total amount of the Notes tendered for such series of Notes exceeds the applicable Tender Cap.

Holders of Notes validly tendered and not validly withdrawn on or prior to the Early Tender Deadline will be eligible to receive the relevant Total Consideration (as defined in the Offer to Purchase), which includes an early tender premium of $50.00 per $1,000 principal amount of Notes validly tendered by such Holders and accepted for purchase by the Company. In addition to the applicable Total Consideration, all Holders of a series of Notes accepted for purchase will also receive, in cash, all applicable accrued and unpaid interest rounded to the nearest cent, on such $1,000 principal amount of such series of Notes, from the last applicable interest payment date up to, but not including, the Early Settlement Date (as defined below).

The Company’s obligation to accept for purchase and to pay for the Notes validly tendered in each Tender Offer is subject to the satisfaction or waiver of certain conditions, as described in the Offer to Purchase.

The settlement date for the Notes accepted by the Company in connection with the Early Tender Deadline is expected to be on June 18, 2020 (the “Early Settlement Date”).

Each Tender Offer will expire at 11:59 p.m., New York City time, on June 30, 2020 (the “Expiration Date”), or any other date and time to which the Company extends such Tender Offer, unless earlier terminated. Tenders of the Notes in the Tender Offers may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law. Holders of the Notes validly tendered after the Early Tender Deadline and on or prior to the Expiration Date will be eligible to receive the relevant Tender Offer Consideration (as defined in the Offer to Purchase).

The Company reserves the absolute right, subject to applicable law, to: (i) waive any or all conditions to the Tender Offers; (ii) extend or terminate each Tender Offer; (iii) increase or eliminate the Maximum Tender Amount or increase, decrease or eliminate any or all of the Tender Caps without extending the Early Tender Deadline or the Withdrawal

Deadline (as defined in the Offer to Purchase); or (iv) otherwise amend the Tender Offers in any respect. The Company may amend or modify a Tender Offer, or extend the Early Tender Deadline, Withdrawal Deadline, Early Settlement Date, Expiration Date, or Final Settlement Date (as defined in the Offer to Purchase) with respect to a Tender Offer, without amending or modifying or extending such deadline or date with respect to the other Tender Offers.

Information Relating to the Tender Offers

Morgan Stanley and BofA Securities are acting as the dealer managers for the Tender Offers. The information agent and tender agent for the Tender Offers is Global Bondholder Services Corp. Copies of the Offer to Purchase, Letter of Transmittal, and related offering materials are available by contacting Global Bondholder Services Corp. at (866) 470-4300 (toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Tender Offers should be directed to Morgan Stanley at (212) 761-1057 (collect) or (800) 624-1808 (toll-free) and BofA Securities at (980) 387-3907 (collect) or (888) 292-0070 (toll-free).

This press release shall not constitute an offer to sell, a solicitation to buy, or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Seagate

Seagate crafts the datasphere, helping to maximize humanity’s potential by innovating world-class, precision-engineered data management solutions with a focus on sustainable partnerships.

© 2020 Seagate Technology LLC. All rights reserved. Seagate, Seagate Technology and the Spiral logo are registered trademarks of Seagate Technology LLC in the United States and/or other countries.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical fact. Forward-looking statements include, among other things, statements about the cash tender offers for certain outstanding senior notes of the Company, and the Early Settlement Date. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors may be beyond the Company’s control and may pose a risk to the Company’s operating and financial condition. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on, and which speak only as of, the date hereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, unless required by applicable law.